CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report  (Date of Earliest Event Reported):  Novewmber 30, 2009

Radient Pharmaceuticals Corporation
 (Exact name of registrant as specified in its charter)

Delaware	001-16695	33-0413161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2492 Walnut Avenue, Suite 100, Tustin, California, 92780-7039
 (Address of principal executive offices (zip code))

714-505-4461
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On December 23, 2009, we received notice from the NYSE Amex LLC stating that we are not in compliance with Section 1003(a)(iv) of the  Exchange’s Company Guide. Specifically, after reviewing of our Form 10-Q for the period ended September 30, 2009, the Exchange staff opined that we have sustained losses which are so substantial in relation to our overall operation or our existing financial resources, or our financial condition has become so impaired that it appears questionable, as to whether we will be able to continue operations and/or meet our obligations as they mature.

As a result, we have become subject to the procedures and requirements of Section 1009 of the Company Guide. To maintain our NYSE Amex listing, we must submit a plan to the Exchange by January 22, 2010, advising the Exchange that we intend to regain compliance with Section 1003(a)(iv) of the Company Guide by June 23, 2010.  We are preparing the plan including specific milestones, quarterly financial projections, and details related to any strategic initiatives which can reasonably be expected to bring us into compliance within the plan period.

Following its submission, the NYSE Amex Corporate Compliance Department will evaluate our plan and determine whether we have made a reasonable demonstration in the plan of an ability to regain compliance with the continued listing standards by June 23, 2010.  If the plan is accepted, we may be able to continue our listing during the plan period up to June 23, 2010, during which time we will be subject to periodic review to determine if we are making progress consistent with the plan. If we do not submit a plan, or if our plan is not accepted, or if our plan is accepted but we fail to make progress consistent with our plan, or we are not in compliance by June 23, 2010, we will be subject to delisting proceedings. Under NYSE Amex rules, we have the right to appeal any determination by NYSE Amex to initiate delisting proceedings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIENT PHARMACEUTICALS CORPORATION

By:  /s/  Douglas MacLellan

       Name:  Douglas MacLellan
       Title:  Chief Executive Officer

Dated:  December 28, 2009